Exhibit 99.1

ANIXTER INTERNATIONAL INC. APPOINTS SCOTT R. PEPPET TO THE BOARD OF DIRECTORS

GLENVIEW, IL, (Business Wire) November 20, 2014 - Anixter International Inc. (NYSE: AXE) today announced the appointment of Scott R. Peppet to its board of directors.

“We look forward to the in-depth knowledge and new perspectives that Scott will bring to Anixter as we move forward and grow our business,” said Sam Zell, chairman of Anixter’s board of directors. Scott’s outstanding record of leadership and deep experience in the legal field make him an outstanding addition to our board.”

Mr. Peppet is a professor of law at the University of Colorado Law School, with expertise in contracts, negotiations, complex transactions, legal ethics, privacy law and technology. He was awarded the 2013 Jules Milstein Faculty Scholarship Award, the 2010 Invited Scott Lecture and the 2002 Excellence in Teaching Award. He has served as a member of the Investment Committee of Equity Group Investments since 2014 and the Ownership Committee of Equity International since 2012.

Mr. Peppet has served on the board of directors of GP Strategies, White Plains, NY; previously Mr. Peppet was a Lecturer on Law at Harvard Law School and a Senior Fellow on Negotiation at the Harvard Negotiation Research Project.

Mr. Peppet graduated magna cum laude from Harvard Law School in 1996 where he served as the editor of the Harvard Law Review and co-editor-in-chief of the Harvard Negotiation Law Review; and graduated magna cum laude from Cornell University in 1991.

About Anixter

Anixter International is a leading global distributor of enterprise cabling and security solutions, electrical and electronic wire and cable, and OEM supply fasteners and other small parts. The company adds value to the distribution process by providing its customers access to 1) innovative inventory management programs 2) approximately 525,000 products and $1 billion in inventory 3) approximately 260 warehouses with 7.5 million square feet of space and 4) locations in over 280 cities in more than 50 countries. Founded in 1957 and headquartered near Chicago, Anixter trades on the New York Stock Exchange under the symbol AXE.

Investor Contacts

Ted Dosch	Lisa Micou Meers, CFA
EVP - Finance & Chief Financial Officer	VP - Investor Relations
(224) 521-4281	(224) 521-8895

Additional information about Anixter is available at anixter.com

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